Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-162323 and 333-185929) on Form S-8 of F.N.B. Corporation of our report dated June 16, 2017, which appears in this annual report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan for the year ended December 31, 2016.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

June 16, 2017